Exhibit 99.1

[HYPERCOM LETTERHEAD]

Scott M. Tsujita
VP Finance & Treasurer
Hypercom Corporation
Phone: 602-504-5161
Email: stsujita@hypercom.com

FOR IMMEDIATE RELEASE

Jane Evans, Hypercom Director,
Dies Suddenly on Argentina Trip

PHOENIX, November 18, 2003-Hypercom Corporation (NYSE: HYC) a leading global supplier of electronic payment solutions, today sadly announced that Jane Evans, a Hypercom director, died suddenly in Buenos Aires, Argentina, while on a trip sponsored by the Chief Executive Organization.

Ms. Evans had been a director of Hypercom since July 2000, serving on both its audit and compensation committees. She was a nationally recognized retailing, consumer marketing and telecommunications executive. Ms. Evans and several other prominent women had recently launched the Directors’ Council, an executive search firm focusing on the placement of women on corporate boards. She previously held senior management positions with US West Communications, Interpacific Retail Group, Montgomery Securities, General Mills and Fingerhut. Ms. Evans was also a member of the Board of Directors of Altria Group, Inc., Georgia-Pacific Corporation, KB Home Corporation, Petsmart, Inc., and Main St. & Main.

“Jane Evans was a valued member of Hypercom’s Board of Directors, and a dear friend,” said Chris Alexander, Hypercom’s Chairman and CEO. “She was a distinguished businessperson and a vibrant contributor on our board. We were extremely shocked and saddened to hear of her sudden passing. On behalf of all of us at Hypercom, we extend our deepest sympathies to Jane’s husband and family.”

About Hypercom (www.hypercom.com)
Celebrating 25 years of technology excellence, innovation and leadership, Hypercom Corporation is a leading global provider of electronic payment solutions that add value at the point-of-sale for consumers, merchants and acquirers, and yield increased profitability for its customers. Hypercom’s products include secure web-enabled information and transaction terminals that work seamlessly with its networking equipment and software applications for e-commerce, m-commerce, smart cards and traditional payment applications.

Hypercom’s widely-accepted Internet-enabled, consumer-activated and EMV-approved touch-screen ICE™ (Interactive Consumer Environment) information and transaction terminals enable acquirers and merchants to decrease costs, increase revenues and improve customer retention.

Headquartered in Phoenix, Arizona, Hypercom has shipped more than six million terminals in over 100 countries, which conduct over 10 billion transactions annually.

Hypercom is a registered trademark of Hypercom Corporation, and ICE is a trademark of Hypercom Corporation.

####